Exhibit 99.1

DPL Reports 2008 Full-Year Earnings;

Revised 2009 Earnings Guidance

DAYTON, Ohio — February 26, 2009 — DPL Inc. (NYSE: DPL) today reported 2008 year-end earnings from continuing operations of $2.12 per share compared to $1.80 per share for 2007.  Earnings per share information reported in this press release is based on diluted shares outstanding as of the applicable year-end, unless otherwise noted.  Total diluted shares outstanding were 115.4 million for 2008 and 117.8 million for 2007.

Excluding certain one-time items, adjusted earnings from continuing operations for 2008 were $2.05 per share compared to $1.53 per share for 2007.

	Twelve Months Ended December 31,
Non GAAP Earnings Per Share Reconciliation	2008	2007
Earnings per share from continuing operations	$2.12	$1.80
Adjustments:
Executive litigation settlement	—	(0.17)
AEGIS insurance recovery	—	(0.07)
Gain on corporate aircraft sale	—	(0.03)
Ohio tax settlement	(0.07)	—
Adjusted earnings per share (Non-GAAP)	$2.05	$1.53

The key driver behind higher year-end 2008 adjusted earnings from continuing operations compared to 2007 was increased gross margin of $80.9 million primarily due to net gains realized on coal and emission allowance sales and higher retail revenues partially offset by lower wholesale revenues.

“DPL had a solid year in 2008,” said Paul Barbas, DPL President and Chief Executive Officer.  “Operationally, we reached a significant milestone with the completion of the DP&L-managed scrubber program.  The scrubber’s performance to date has provided significant benefits to our customers, the environment and the company.  Financially, we continued to strengthen our balance sheet and maintained our solid investment grade ratings.  And, we raised the annual dividend rate from $1.10 to $1.14 per common share.  Additionally, our employees continued to provide exceptional commitment to our customers while also stepping up during difficult times to support the communities where we live and work.”

“As we look to the future, we understand the difficult economic environment our country and our region, faces,” continued Mr. Barbas.  “Now more than ever, our disciplined focus on cost control and execution within our core electric business will serve our employees, customers and shareholders well.”

Conference Call and Webcast

At 9:00 a.m. Eastern Time on Friday, February 27, 2009, DPL will host a conference call and webcast to review year-end 2008 financial results.  The conference call will be available in listen-only mode for investors, media and the public by dialing 888.680.0865 for domestic participants or 617.213.4853 for international callers.  The access code is 40311044.  Please dial into the call at least fifteen minutes prior to the start of the call to register.

The webcast can be accessed real-time on DPL’s website at www.dplinc.com.  Interested parties are encouraged to visit the website at least fifteen minutes prior to the start of the webcast in order to properly register.  The live webcast will be available for replay on the DPL website in the investor relations section following the conference call.

2008 Financial Results

Revenues increased $85.9 million, or 6%, to $1,601.6 million for 2008 compared to $1,515.7 million for 2007.  This increase was primarily the result of higher average rates for retail and wholesale sales and an increase in RTO capacity and other RTO revenues, partially offset by lower retail and wholesale sales volume.

Retail revenues increased $17.1 million compared to 2007, due to a 4% increase in average retail rates as a result of the continued recovery of environmental costs, partially offset by a 2% decrease in sales volume.  The decrease in retail sales volume is primarily the result of milder weather, as cooling degree days decreased 26%, and a 6% decline in industrial sales due to the economic downturn.

Wholesale revenues decreased $30.4 million compared to 2007, primarily resulting from a $60.2 million, or 33%, decrease in sales volume, partially offset by a $29.8 million, or 25%, increase in average market rates.  The decrease in wholesale volume is due largely to unplanned generation outages.

	Twelve Months Ended December 31,
$ in millions	2008	2007	Variance
Retail	$1,223.3	$1,206.2	$17.1
Wholesale	149.9	180.3	(30.4)
RTO Revenues	110.4	87.4	23.0
RTO Capacity Revenues	106.9	30.9	76.0
Other Revenues	11.1	10.9	0.2
Total Revenues	$1,601.6	$1,515.7	$85.9

Fuel, which includes coal (net of sales), natural gas, oil and emission allowances, decreased $85.2 million, or 26%, for 2008 compared to 2007.  This decrease was primarily the result of increases in net gains of $82.8 million realized from coal sales, net gains of $33.6 million realized from the sale of emission allowances, and a 6% decrease in generation output.  These decreases were partially offset by higher average fuel prices.

	Twelve Months Ended December 31,
$ in millions	2008	2007	Variance
Coal	$246.8	$305.9	$(59.1)
Natural Gas	16.0	17.1	(1.1)
Oil	15.0	6.4	8.6
Emission Allowances	(34.8)	(1.2)	(33.6)
Total Fuel Costs	$243.0	$328.2	$(85.2)

Purchased Power costs increased $90.2 million, or 31%, for 2008 compared to 2007 resulting primarily from a $15.3 million increase in average market rates, and an increase in RTO capacity and other RTO charges.  These increases were partially offset by a $23.5 million decrease relating to lower purchased power volume.

	Twelve Months Ended December 31,
$ in millions	2008	2007	Variance
Purchased Power	$148.7	$156.9	$(8.2)
RTO Charges	127.8	101.9	25.9
RTO Capacity Charges	100.9	28.4	72.5
Total Purchased Power	$377.4	$287.2	$90.2

Gross margin increased $80.9 million, or 9%, to $981.2 million for 2008 compared to 2007.  As a percentage of total revenues, gross margin increased to 61% for 2008 compared to 59% for 2007.

Operation and maintenance expense remained relatively flat decreasing $0.3 million for 2008 compared to 2007.  Decreases in O&M expense included lower legal costs of $17.6 million, lower deferred compensation costs of $8.1 million, and reduced employee stock ownership plan expenses of $7.1 million.  These were offset by the 2007 insurance settlement of $14.5 million relating to litigation, higher plant operating costs of $16.2 million, and a $6.0 million gain on the sale of the corporate aircraft realized in 2007.

Depreciation and amortization expense increased $2.9 million for 2008 compared to 2007.  This primarily reflected higher plant balances due largely to the installation of the flue gas desulfurization (FGD) equipment, partially offset by the impact of lower depreciation rates for generation property which were put into effect in August 2007.

General taxes increased $13.7 million for 2008 compared to 2007 as a result of higher property taxes due mainly to higher tax rates and capital improvements which have led to higher assessed property values.

Interest expense for 2008 increased $9.7 million, or 12%, compared to 2007 primarily as a result of lower capitalized interest due to the completion of the FGD projects at various generating stations, partially offset by the redemption of the $225 million 8.25% Senior Notes in March 2007 and the $100 million 6.25% Senior Notes in May 2008.

Income taxes for 2008 decreased $19.6 million, or 16%, as compared to 2007, primarily due to a decrease in the effective tax rate reflecting the phase-out of the Ohio Franchise Tax and the settlement of the Ohio Franchise Tax issue which resulted in a recorded benefit of $8.5 million in 2008.

Liquidity and Cash Flow

DPL’s cash and cash equivalents totaled $62.5 million at December 31, 2008, compared to $134.9 million at December 31, 2007, a decrease of $72.4 million.  The decrease in cash and cash equivalents was primarily attributed to $243.6 million in capital expenditures, $190.0 million used to retire long-term debt and pollution control bonds, and $120.5 million in dividends paid on common stock.  This decrease was partially offset by $363.2 million in cash generated from operating activities, $98.4 million in net proceeds from the issuance of pollution control bonds, and net withdrawals of $22.5 million from restricted funds to pay for pollution control capital expenditures.  At December 31, 2008, DPL had $14.5 million restricted funds held in trust relating to the issuance of $100 million pollution control bonds.

DPL has a $220 million unsecured revolving credit facility; as of December 31, 2008, there were no borrowings under this credit facility.

Construction additions were $228 million in 2008 compared to $347 million in 2007, and are expected to approximate $150 million in 2009.

Capital projects are subject to continuing review and are revised in light of changes in financial and economic conditions, load forecasts, legislative and regulatory developments and changing environmental standards, among other factors.  DPL, through its subsidiary The Dayton Power and Light Company (DP&L), is projecting to spend an estimated $475 million in capital projects for the period 2009 through 2011. DP&L’s ability to complete capital projects and the reliability of future service will be affected by our financial condition, the availability of internal funds, and the reasonable cost of external funds.  We expect to finance our construction additions with a combination of cash on hand, short-term financing, and cash flows from operations.

2009 Earnings Guidance Revised

DPL has revised its 2009 earnings estimate range of $2.00 to $2.60 per share to $2.00 to $2.30 per share.  The change in guidance primarily reflects the stipulation agreement reached with respect to our ESP filing which does not permit the deferral of fuel and certain fuel related O&M costs in 2009.

Shares Outstanding

Total shares outstanding for purposes of determining diluted earnings per share were 115.4 million for 2008 and 117.8 million for 2007.  Comparable numbers for determining basic earnings per share were 110.2 million for 2008 and 107.9 million for 2007.  The difference between basic and diluted shares outstanding relates primarily to 19.6 million warrants at December 31, 2008 and 31.6 million at December 31, 2007.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures as defined under SEC Regulation G. Generally, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP).  DPL’s earnings per share is prepared in accordance with GAAP and represent the company’s earnings per share as reported in DPL’s financial statements filed with the Securities and Exchange Commission.  Adjusted earnings per share is a non-GAAP financial measure. DPL’s management believes that adjusted earnings per share information is relevant and useful information to our investors as this measure excludes certain one-time items. Management feels this is a meaningful analysis of our financial performance as it is not obscured by unique large factors or one-time events.  This non-GAAP measure is also used by management in evaluating the company’s ongoing operating performance.  Adjusted earnings per share is not a substitute for measures determined in accordance with GAAP, and may not be comparable to adjusted earnings per share amounts reported by other companies.

About DPL

DPL Inc. (NYSE:DPL) is a regional electric energy and utility company.  DPL’s principal subsidiaries include The Dayton Power and Light Company (DP&L); DPL Energy, LLC (DPLE); and DPL Energy Resources, Inc. (DPLER).  DP&L, a regulated electric utility, provides service to over 513,000 retail customers in West Central Ohio; DPLE engages in the operation of merchant peaking generation facilities; and DPLER is a competitive retail electric supplier in Ohio, selling to major industrial and commercial customers. DPL, through its subsidiaries, owns and operates approximately 3,700 megawatts of generation capacity, of which 2,800 megawatts are low cost coal-fired units and 900 megawatts are natural gas and diesel peaking units.  Further information can be found at www.dplinc.com.

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Matters discussed in this press release that relate to events or developments that are expected to occur in the future, including management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters constitute forward-looking statements.  Forward-looking statements are based on management’s beliefs, assumptions and expectations of future economic performance, taking into account the information currently available to management.  These statements are not statements of historical fact and are typically identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will,” and similar expressions.  Such forward-looking statements are subject to risks and uncertainties, and investors are cautioned that outcomes and results may vary materially from those projected due to various factors beyond our control, including but not limited to: abnormal or severe weather and catastrophic weather-related damage; unusual maintenance or repair requirements; changes in fuel costs and purchased power, coal, environmental emissions, natural gas, oil, and other commodity prices; volatility and changes in markets for electricity and other energy-related commodities; performance of our suppliers and other counterparties; increased competition and deregulation in the electric utility industry; increased competition in the retail generation market; changes in interest rates; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, emission levels and regulations, rate structures or tax laws; changes in federal and/or state environmental laws and regulations to which DPL and its subsidiaries are subject; the development and operation of Regional Transmission Organizations (RTOs), including PJM Interconnection, L.L.C. (PJM) to which DPL’s operating subsidiary (DP&L) has given control of its transmission functions; changes in our purchasing processes, pricing, delays, employee, contractor, and supplier performance and availability; significant delays associated with large construction projects; growth in our service territory and changes in demand and demographic patterns; changes in accounting rules and the effect of accounting pronouncements issued periodically by accounting standard-setting bodies; financial market conditions; the outcomes of litigation and regulatory investigations, proceedings or inquiries; general economic conditions; and the risks and other factors discussed in DPL’s and DP&L’s filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date of the document in which they are made.  We disclaim any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.

Inquiries concerning this report should be directed to:

Media Contact

Telephone (937) 224-5940

Investor Relations Contact

Craig Jackson

Assistant Treasurer

Telephone (937) 259-7033

The information contained herein is submitted for general information and not in connection with any sale or offer for sale of,

or solicitation of any offer to buy, any securities.

DPL Inc.

FINANCIAL DATA

(Unaudited)

(in millions, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Earnings Per Share of Common Stock - Basic:
--From Continuing Operations	$0.64	$0.43	$2.22	$1.97
--From Discontinued Operations	$—	$—	$—	$0.09
Total	$0.64	$0.43	$2.22	$2.06

Earnings Per Share of Common Stock - Diluted:
--From Continuing Operations	$0.63	$0.40	$2.12	$1.80
--From Discontinued Operations	$—	$—	$—	$0.08
Total	$0.63	$0.40	$2.12	$1.88

Earnings
--From Continuing Operations	$71.6	$46.3	$244.5	$211.8
--From Discontinued Operations	$—	$—	$—	$10.0
Total	$71.6	$46.3	$244.5	$221.8

Average Number of Common Shares Outstanding:
Basic	112.0	108.4	110.2	107.9
Diluted	112.8	117.2	115.4	117.8

DPL Inc.

CONSOLIDATED STATEMENTS OF RESULTS OF OPERATIONS

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
$ in millions except per share amounts	2008	2007	2008	2007

Revenues	$392.2	$370.1	$1,601.6	$1,515.7

Cost of revenues:
Fuel	50.5	77.7	243.0	328.2
Purchased power	88.5	69.7	377.4	287.2

Total cost of revenues	139.0	147.4	620.4	615.4

Gross margin	253.2	222.7	981.2	900.3

Operating expenses:
Operation and maintenance	72.1	74.7	272.5	272.8
Depreciation and amortization	35.2	31.9	137.7	134.8
General taxes	32.5	27.2	125.5	111.8
Amortization of regulatory assets	2.4	2.5	10.0	10.8

Total operating expenses	142.2	136.3	545.7	530.2

Operating income	111.0	86.4	435.5	370.1

Investment income	0.5	1.8	3.6	11.3
Net gain on settlement of executive litigation	—	—	—	31.0
Interest expense	(22.8)	(21.6)	(90.7)	(81.0)
Other income / (deductions)	(0.1)	0.3	(1.0)	2.9
Total other income / (expense), net	(22.4)	(19.5)	(88.1)	(35.8)

Earnings from continuing operations before income tax	88.6	66.9	347.4	334.3

Income tax expense	17.0	20.6	102.9	122.5

Earnings from continuing operations	71.6	46.3	244.5	211.8

Earnings from discontinued operations, net of tax	—	—	—	10.0

Net Income	$71.6	$46.3	$244.5	$221.8

Average number of common shares outstanding (millions):
Basic	112.0	108.4	110.2	107.9
Diluted	112.8	117.2	115.4	117.8

Earnings per share of common stock:
Basic:
Earnings from continuing operations	$0.64	$0.43	$2.22	$1.97
Earnings from discontinued operations	—	—	—	0.09
Total Basic	$0.64	$0.43	$2.22	$2.06

Diluted:
Earnings from continuing operations	$0.63	$0.40	$2.12	$1.80
Earnings from discontinued operations	—	—	—	0.08
Total Diluted	$0.63	$0.40	$2.12	$1.88

Dividends paid per share of common stock	$0.275	$0.260	$1.100	$1.040

These interim statements are unaudited.

DPL Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve Months Ended
	December 31,
$ in millions	2008	2007

Cash flows from operating activities:
Net income	$244.5	$221.8
Less: Earnings from discontinued operations, net of tax	—	(10.0)
Earnings from continuing operations	244.5	211.8

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	137.7	134.8
Amortization of regulatory assets	10.0	10.8
Net gain on settlement of executive litigation	—	(31.0)
Gain on sale of aircraft	—	(6.0)
Deferred income taxes	40.3	0.3
Changes in certain assets and liabilities	(49.6)	(28.2)
Deferred compensation	(12.8)	4.4
Other	(6.9)	21.2
Net cash provided by operating activities	363.2	318.1

Cash flows from investing activities:
Capital expenditures	(243.6)	(346.2)
Proceeds from sale of property - peakers	—	151.0
Proceeds from sale of property - aircraft	—	7.4
Purchases of short-term investments	(4.9)	—
Net cash used for investing activities	(248.5)	(187.8)

Cash flows from financing activities:
Exercise of stock options	2.2	14.6
Tax impact related to exercise of stock options	0.3	1.3
Retirement of long-term debt	(100.0)	(225.0)
Retirement of pollution control bonds	(90.0)	—
Issuance of pollution control bonds, net	98.4	90.0
Pollution control bond proceeds held in trust	(10.0)	(90.0)
Withdrawals of restricted funds held in trust, net	32.5	63.2
Dividends paid on common stock	(120.5)	(111.7)
Withdrawals from revolving credit facility	115.0	95.0
Repayment of borrowings from revolving credit facility	(115.0)	(95.0)
Net cash used for financing activities	(187.1)	(257.6)

Cash and cash equivalents:
Net change	(72.4)	(127.3)
Balance at beginning of period	134.9	262.2

Cash and cash equivalents at end of period	$62.5	$134.9

Supplemental cash flow information:
Interest paid, net of amounts capitalized	$86.8	$87.8
Income taxes paid, net	$127.3	$115.6
Non-cash financing and investing activities:
Restricted funds held in trust	$14.5	$37.0
Accruals for capital expenditures	$34.1	$45.6

These interim statements are unaudited.

DPL Inc.

CONSOLIDATED BALANCE SHEETS

	At	At
	December 31,	December 31,
$ in millions	2008	2007
ASSETS

Current assets:
Cash and cash equivalents	$62.5	$134.9
Restricted funds held in trust	14.5	37.0
Accounts receivable, less provision for uncollectible accounts of $1.1 and $1.5, respectively	259.9	241.2
Inventories, at average cost	105.1	105.0
Taxes applicable to subsequent years	58.0	48.0
Other current assets	27.0	11.8
Total current assets	527.0	577.9

Property:
Property, plant and equipment	5,227.0	5,011.6
Less: Accumulated depreciation and amortization	(2,350.6)	(2,234.6)
Total net property	2,876.4	2,777.0

Other noncurrent assets:
Regulatory assets	233.7	165.2
Other assets	38.0	46.5
Total other noncurrent assets	271.7	211.7

Total Assets	$3,675.1	$3,566.6

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Current portion - long-term debt	$175.7	$100.7
Accounts payable	178.3	163.1
Accrued taxes	130.4	110.8
Accrued interest	25.0	25.8
Other current liabilities	34.5	27.2
Total current liabilities	543.9	427.6

Noncurrent liabilities:
Long-term debt	1,376.1	1,541.5
Deferred taxes	433.7	374.9
Unamortized investment tax credit	38.0	40.7
Insurance and claims costs	17.6	20.0
Other deferred credits	267.3	266.3
Total noncurrent liabilities	2,132.7	2,243.4

Cumulative preferred stock not subject to mandatory redemption	22.9	22.9

Common shareholders’ equity:
Common stock, at par value of $0.01 per share	1.2	1.1
Warrants	31.0	50.0
Common stock held by employee plans	(27.6)	(39.7)
Accumulated other comprehensive loss	(44.6)	(9.2)
Retained earnings	1,015.6	870.5
Total common shareholders’ equity	975.6	872.7

Total Liabilities and Shareholders’ Equity	$3,675.1	$3,566.6

These interim statements are unaudited.

DPL Inc.

OPERATING STATISTICS

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Sales (millions of kWh):
Residential	1,389	1,259	5,533	5,535
Commercial	958	952	3,959	3,990
Industrial	924	1,008	3,986	4,241
Other retail	358	357	1,454	1,468
Total retail	3,629	3,576	14,932	15,234

Wholesale	478	719	2,240	3,364

Total sales	4,107	4,295	17,172	18,598

Revenues ($ in thousands):
Residential	$135,212	$122,220	$544,561	$532,956
Commercial	82,937	79,670	332,010	321,051
Industrial	57,795	59,246	240,041	244,260
Other retail	24,619	23,689	97,592	94,568
Other miscellaneous revenues	1,849	5,639	9,042	13,340
Total retail	302,412	290,464	1,223,246	1,206,175

Wholesale	25,129	40,259	149,874	180,254

RTO and capacity revenues	62,234	37,000	217,357	118,389

Other revenues, net of fuel costs	2,371	2,366	11,080	10,911

Total revenues	$392,146	$370,089	$1,601,557	$1,515,729

Other Statistics:
Average price per kWh - retail (cents)	8.28	7.96	8.13	7.83
Fuel cost per net kWh generated (cents)	2.41	1.90	2.28	1.97
Fuel cost per net kWh generated (cents)-includes allowance / coal sales and derivative gains	1.32	1.89	1.56	1.97
Electric customers at end of period	515,274	515,125	515,274	515,125
Average kWh use per residential customer	3,045	2,760	12,117	12,120
Peak demand - maximum one-hour use (mw)	2,535	2,727	3,027	3,270

Degree Days
Heating	2,148	1,838	5,811	5,326
Cooling	14	64	853	1,152

Inquiries concerning this report should be directed to:

Craig Jackson
Assistant Treasurer
Telephone (937) 259-7033

The information contained herein is submitted for general information and not in connection with any sale or offer for sale of,
or solicitation of any offer to buy, any securities.